EXHIBIT 99.1

FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1	Name and Address of Company

Performance Sports Group Ltd. (the “Company”)
666 Burrard Street, Suite 1700
Vancouver, British Columbia
V6C 2X8 Canada

Item 2	Date of Material Change

June 8, 2016

Item 3	News Release

A press release describing the material change was disseminated by the Company on June 8, 2016 through Marketwired, a copy of which has been filed on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Item 4	Summary of Material Change

On June 8, 2016, the Company announced that the Board of Directors (the “Board”) of the Company appointed Harlan Kent as the Company’s new Chief Executive Officer and as a member of the Board of Directors, both effective June 20, 2016. Amir Rosenthal, who has served as the Chief Executive Officer on an interim basis since March 22, 2016 will remain with the Company as President, PSG Brands.
Item 5	Full Description of Material Change

5.1	Full Description of Material Change

On June 8, 2016, the Company announced that the Board appointed Harlan Kent as the Company’s new Chief Executive Officer and as a member of the Board of Directors, both effective June 20, 2016. Amir Rosenthal, who has served as the Chief Executive Officer on an interim basis since March 22, 2016 will remain with the Company as President, PSG Brands. Prior to the announcement, the Board conducted a comprehensive search process with the assistance of a leading executive search firm.
Mr. Kent is an experienced Chief Executive Officer who has a strong track record of leading consumer-centric brands, growing profitability, and creating shareholder value. From March 2015 until March 2016, Mr. Kent served as the president of Alex & Ani, an eco-friendly jewelry chain. Prior to Alex & Ani, Mr. Kent served as the Chief Executive Officer of C. Wonder, the women’s accessories, clothing, and home goods retailer, from May 2014 until December 2014, and in various capacities, including as President, Chief Executive Officer, and Chief Operating Officer, at Yankee Candle for the 13 years prior to joining C. Wonder. During his tenure as President and Chief Executive Officer of Yankee Candle, an American manufacturer and retailer of scented candles, candleholders, accessories, and dinnerware, Yankee Candle revenues more than doubled to $840 million and the company’s market capitalization increased to $1.7 billion. Mr. Kent has also worked at Totes Isotoner Corporation, Olin Corporation, Campbell Soup Company, and Dole Food Company. Mr. Kent currently serves on the board of directors of P.F. Chang’s China Bistro, a chain of casual dining restaurants focused on creative Chinese fare, and on the Consumer Advisory Board of Madison Dearborn Partners, LLC. Previously, Mr. Kent has also served on the board of directors of Savory Spice Shop, a spice specialty chain, from 2014–2015, Connecticut Children’s Medical Center, a comprehensive pediatric hospital in Hartford, Connecticut, from 2010–2014 and rue21, a specialty discount retailer of young men and women’s casual apparel and accessories, from 2012–2013. Mr. Kent began his career at Bain and Company as a consultant and holds a bachelor’s degree in economics from Dartmouth College.
The details of Mr. Kent’s compensation and employment arrangements will be set out in the Company’s proxy statement with respect to its 2016 annual meeting of shareholders.
5.2	Disclosure for Restructuring Transactions.

Not applicable.
Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.
Item 7	Omitted Information

Not applicable.
Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from Mark Vendetti, Executive Vice President/Chief Financial Officer, at (603) 430-2111.
Item 9	Date of Report
June 16, 2016.